EXHIBIT 12



QUALITY STORES, INC.
Schedule Regarding Computation of Ratio of Earnings to Fixed Charges (In Thousands, Except Ratio)



                                                 -----------------------------
                                                        Three Months Ended
                                                 -----------------------------
                                                  April 29,           May 1,
                                                     2000              1999
                                                 ----------         ----------
Fixed charges:
  Interest expense                                $ 10,722           $  5,475
  Portion of rent expense representing interest      1,391                805
                                                  --------           --------
                                                    12,113              6,280
                                                  ========           ========

Earnings:
  Income (loss) before income taxes                 (7,382)             2,422
  Fixed charges                                     12,113              6,280
                                                  --------           --------
                                                  $  4,731           $  8,702
                                                  ========           ========


Ratio (deficiency) of earnings to fixed charges   $ (7,382)             1.4 x
                                                  ========           ========